Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-19804,  33-19805,  33-35309,  33-50680,  33-52073,  33-54899,  33-59325,  33-61285,  333-88089,  333-88091,  333-84480,  333-84414,  333-107354 and 333-115298)  pertaining to the various employee benefit plans of Johnson Outdoors Inc. of our report dated December 11, 2009, with respect to the consolidated financial statements of Johnson Outdoors Inc. included in the Annual Report on Form 10-K for the year ended October 2, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
December 11, 2009